Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JULY CASH DISTRIBUTION

     DALLAS, Texas, July 16, 2004 — Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE — PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.077787 per unit, payable on August 13, 2004, to unit holders of record on July 30, 2004.

     This month’s distribution increased from the previous month due to higher oil and gas production in the Waddell Ranch properties, as well as higher average oil and gas prices. Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 63,417 bbls and 273,390 mcf. The average price for oil was $36.77 per bbl and for gas was $5.50 per mcf. This would primarily reflect production for the month of May. Capital expenditures were approximately $719,517. The numbers provided reflect what was net to the Trust.

     The 2003 Annual Report/10-K and the 1st Quarter 2004 report are now available. To obtain a copy, and for more information on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.

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Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free — 877.228.5085